Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-163550
PROSPECTUS SUPPLEMENT NO. 7
(to Prospectus dated April 6, 2010)

Grubb & Ellis Company

7,575,750 Shares of Common Stock
125,000 Shares of 12% Cumulative Participating Perpetual Convertible Preferred Stock

This Prospectus Supplement No. 7 supplements the prospectus dated April 6, 2010 (as updated, amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-163550). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2010 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the disposition of up to 125,000 shares of our outstanding 12% Cumulative Participating Perpetual Convertible Preferred Stock, which we refer to herein as our “12% Preferred Stock”, and up to 7,575,750 shares of our common stock issuable upon conversion of our 12% Preferred Stock that may be sold by the selling stockholders identified in the Prospectus. We have registered the offer and sale of such shares of 12% Preferred Stock and such shares of common stock to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of the shares of 12% Preferred Stock or shares of common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “GBE.” On June 2, 2010, the last reported sales price for our common stock was $1.33.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2010

GRUBB & ELLIS COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 28, 2010, Grubb & Ellis Company (the “Company”) received written notice (the “Notice”) from NYSE Regulation, Inc. that the Company is now back in compliance with the quantitative continued listing criteria of the New York Stock Exchange (the “NYSE”).

The Company will be subject to a 12-month follow-up period to ensure that the Company remains in compliance with the NYSE’s continued listing standards.

The Company issued a press release on June 1, 2010 disclosing receipt of the Notice and matters related thereto. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    The following is filed as an Exhibit to this Current Report on Form 8-K:

99.1   Press release issued by Grubb & Ellis Company dated June 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By:	/s/ Matthew A. Engel

Matthew A. Engel
Interim Chief Financial Officer, Senior Vice President, Chief Accounting Officer

Dated: June 3, 2010

Exhibit 99.1

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Regains Early Compliance
with NYSE Listing Standards
SANTA ANA, Calif. (June 1, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that the New York Stock Exchange has notified the company that it is back in compliance with the NYSE’s continued listed standards.
The company, which had until February 2011 to regain compliance, said that the NYSE advised the company that its early decision was based on Grubb & Ellis’ consistent positive performance with respect to the business plan submitted to the NYSE and the company’s achievement of compliance with the NYSE’s minimum market capitalization requirements over the past two quarters.
“We are pleased to have come back into compliance with the NYSE’s continued listing standards on an accelerated basis,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis Company. “We believe this notice is a reflection of the progress we have made over the past six months in strengthening our capital structure and implementing our growth strategy, which is designed to produce long-term value for our shareowners.”
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300     Santa Ana, CA 92705          714.667.8252           714.667.6860 fax

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Grubb & Ellis Regains Compliance with NYSE Listing Standards
Forward-Looking Statement
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the ability of future revenue growth, market trends, new business opportunities and investment programs, results of operations, changes in expense levels and profitability and effects on the company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the continuing general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession and continued decline in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity and expense reductions in the current macroeconomic and credit environment and (viii) other factors described in the company’s annual report on Form 10-K/A for the fiscal year ending December 31, 2009, the company’s 10-Q for the period ended March 31, 2010 and in other current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300     Santa Ana, CA 92705          714.667.8252           714.667.6860 fax